Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-73803, 33-50841, 333-29765, 333-41068, 333-109000, 333-125694, 333-143921, 333-151966, 333-160382, 333-175240 and 333-158327 on Form S-8, and Registration Statement No. 333-166190 on Form S-3 of PVH Corp. of our report dated February 29, 2012, relating to the consolidated financial statements and financial statement schedule of The Warnaco Group, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of The Warnaco Group, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

New York, New York
December 6, 2012